                                                                     EXHIBIT 2.1

                               PURCHASE AGREEMENT

      THIS AGREEMENT is made this 10th day of August, 2004, by and between William J. Brant, Jr. and Associates, a Limited Partnership (the "Seller") and Government Properties Trust, Inc., a corporation organized under the laws of the State of Maryland, (the "Purchaser" or "GPT").

                                    RECITALS:

      A. Seller is the owner of 100% of the equity membership interest in the Indiana limited liability company known as VA Venture Baton Rouge, LLC ("VAV"). VAV is the fee owner of that certain parcel of land legally described on Exhibit A attached hereto and delineated on the site plan attached hereto as Exhibit B, located in the City of Baton Rouge, East Baton Parish, Louisiana, containing approximately 3.162 acres.

      B. Seller desires to sell and Purchaser desires to purchase the equity membership interest of VAV upon and subject to the terms and conditions contained in this Agreement.

                                    AGREEMENT

      NOW THEREFORE, in consideration of the terms and conditions contained in this Agreement, and for the sum of Ten and no/100 ($10.00) Dollars and other good and valuable consideration paid by Purchaser to Seller, the receipt and sufficiency of which is hereby acknowledged by Seller, Seller and Purchaser agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      1.1 DEFINITIONS. When used herein, the following terms shall have the respective meanings set forth opposite each such term:

      AGREEMENT: This Agreement, including the following exhibits, each of which are incorporated herein by this reference:

Exhibit A:      Legal Description of the Property

Exhibit B:      Delineation of the Property on Site Plan

Exhibit C:      Permitted Title Exceptions

Exhibit D:      Foreign Transferor Affidavit

Exhibit E:      Deliveries by Seller regarding VA Venture Baton Rouge, L.L.C.

Exhibit F:      Deliveries of Property Inspection Materials

      CLOSING DATE: Closing shall occur on or before but no later than September 10, 2004. and upon satisfaction or waiver by Purchaser of all conditions precedent set forth in Article 12 or such earlier date as Purchaser may designate by at least five (5) days' prior written notice to Seller. To the extent that Purchaser has not in good faith approved the satisfaction of all conditions precedent or the waiver thereof by September 10, 2004, then this agreement is null and void and Purchaser shall receive a return of the deposit

      DEPOSIT: A deposit in the amount of One Hundred Thousand and No/00 Dollars ($100,000.00) placed with the Escrowee.

      EFFECTIVE DATE: As defined in Article 28.1.

      ENVIRONMENTAL LAWS: As defined in Article 10.1.

      ESCROWEE: Lawyers Title Company.

      HAZARDOUS MATERIALS: As defined in Article 10.1.

      LEASE: Lease number V101-183R-629-006-01 between VA Ventures Baton Rouge, L.L.C. and the United States of America occupied by the Department of Veterans Affairs, dated August 2, 2003 and recorded in Original 893, Bundle 11402 of the official records of East Baton Rouge Parish, Louisiana.

      PERMITTED TITLE EXCEPTIONS: Those matters listed on Exhibit C attached hereto.

      PROPERTY: The land located in the City of Baton Rouge, East Baton Rouge Parish, Louisiana, legally described on Exhibit A, containing approximately
3.162 acres, together with all improvements thereon or therein; and all privileges, rights, easements, hereditaments, and appurtenances thereto belonging; and all right, title and interest of the titleholder thereof in and to any streets, alleys, passages and other rights-of-way included therein or adjacent thereto (before or after the vacation thereof) and including all split rights of Seller.

      PURCHASE PRICE: The consideration payable by Purchaser to Seller for Seller's interest in VAV and all other covenants and warranties contained herein, as provided in Article 3.1.

      PURCHASER: Government Properties Trust, Inc, a Maryland corporation, it successors or assigns.

      SELLER: William J. Brant, Jr and Associates, a Limited Partnership (collectively the "Seller"). For purposes hereof, all actions required to be taken by Seller shall be deemed to be requirements of Seller and VAV. For example, by way of illustration and not limitation, information and materials in possession of Seller shall be deemed to include information and materials in possession of Seller and/or VAV. Where a reference is made herein to Seller's knowledge, such knowledge shall be deemed to include the knowledge of VAV. A response by Seller shall in all cases be deemed to be a response by Seller and VAV.

      SURVEY: Current survey of the Property prepared by a Surveyor licensed by the State of Louisiana and certified to Purchaser, the Title Insurer and such other parties as Purchaser shall designate, which survey is to be prepared in accordance with the standards for Land Title Surveys of the American Land Title Association and the American Congress on Surveying and Mapping promulgated in 1988, meeting the accuracy requirement of a Class "A" survey, as defined therein, including items 1 through 5, 9 and 11 of Table 3 thereof, and setting forth the legal description and street address (if any) of the Property and showing all improvements (including fences), easements (visible or recorded), building lines, curb cuts, sewage, water, electricity, gas and other utility facilities, together with points of connection (including recording information concerning the documents creating any such easements and building lines), roads and means of physical and record ingress and egress to and from the Property by public roads (including the dimensions of abutting street), vicinity map (showing location to major streets or highways), areas located within flood plans or conservation areas or designated as wetlands and the Net Square Footage and gross square footage of the land included in the Property, and spotting improvements on adjoining real property which are within five (5) feet of the property lines of the Property. Purchaser shall have the option to waive any of the survey criteria. This survey shall hereinafter be referred to as the "Survey".

      TITLE COMMITMENT: A commitment for a 1992 ALTA Form B Owner's Title Insurance Policy for the Property issued by the Title Insurer in the full amount of the Purchase Price, covering title to the Property on or after the date hereof, showing VAV as owner of the Property in fee simple, subject only to the Permitted Title Exceptions, and other exceptions, pertaining to liens or encumbrances of a definite or ascertainable amount which may be removed by the payment of money at closing and which Seller shall so remove, and providing for full extended coverage overall general title exceptions contained in such policies. The title commitment shall hereinafter be referred to as the "Title Commitment".

      TITLE INSURER: Lawyers Title Insurance Company.

                                    ARTICLE 2
                                PURCHASE AND SALE

      2.1 PURCHASE AND SALE. Subject to the conditions and on the terms contained in this Agreement, on or before the Closing Date, Seller shall convey 100% of the equity membership interest in VAV to Purchaser or any assignee or designee or Purchaser by good, sufficient and assignment and conveyance of the membership interests.

                                    ARTICLE 3
                                 PURCHASE PRICE

      3.1 PURCHASE PRICE. The Purchase Price shall be the sum of SIX MILLION AND NO/00 DOLLARS ($6,000,000.00), plus or minus prorations, and any other credits or debits defined herein payable as follows (Subject to adjustment as provided in Article 4.2 below):

      (a) On the Closing Date, Purchaser shall pay the Purchase Price to Escrowee, plus or minus prorations by wire transfer pursuant to instructions from Seller. As a part of the Purchase Price, the Purchaser shall receive full credit for the Deposit.

                                    ARTICLE 4
                                   THE ENTITY

      4.1 ENTITY PURCHASE. This transaction is an entity purchase of VAV. Seller is making and Purchaser is relying upon warranties and representations of Seller regarding the entity.

      4.2 ADJUSTMENT OF THE PURCHASE PRICE. It is the intent of the parties that VAV be free from liabilities of any kind as of the date of Closing except those liabilities arising after Closing under the Lease. In no event shall Purchaser assume any liabilities of VAV existing as of the the Closing date whether known or unknown except the responsibility to perform all duties and obligations of Landlord under the Lease. The Purchase Price was calculated on the basis that VAV would have no accrued but unpaid liabilities at Closing. To the extent that in accepting conveyance of the 100% equity interest in VAV results in the assumption of accrued but unpaid and unfunded liabilities of VAV, the Purchase Price shall be reduced at Closing by the amount of any liabilities including contingent liabilities of VAV assumed by Purchaser. Within 30 days following Closing, Seller shall provide an unaudited balance sheet. To the extent that Purchaser desires an audited balance sheet (prepared pursuant to Generally Accepted Accounting Principles consistently applied) for VAV reflecting the assets and liabilities of VAV as of the date of Closing, then Seller will co-operate with Purchaser and Purchaser's Accountants who may prepare an audited balance sheet at the expense of Purchaser. The Purchase price shall be reduced by the amount of any liabilities of VAV as of the date of Closing (the "Adjusted Purchase Price"). Purchaser reserves the right to conduct an independent audit of the balance sheet provided pursuant hereto prior to determination of the Adjusted Purchase Price.

      4.3 SELLER'S DELIVERY OF MATERIALS REGARDING VAV. Within (10) days following the Effective Date, Seller shall deliver to Purchaser true, correct and complete copies of the documents Seller may reasonably request in writing to assist it in its performance of due diligence with regard to VAV. Such materials may include but are not limited to the documents listed in Exhibit E attached hereto and by this reference made a part hereof.

                                    ARTICLE 5
                                     SURVEY

      5.1 SURVEY. Seller shall deliver to Purchaser the Survey dated not later than 30 days prior to the Effective Date as a part of the Inspection Materials listed in Exhibit F.. No later than ten (10) days following the Effective Date, Seller shall deliver to Purchaser, any maps, plats and/or surveys in its possession or control covering the Property. As a condition hereunder, the Survey shall show no encroachments onto the Property from any adjacent property, no encroachments by or from the Property onto any adjacent property and no violation of any recorded building lines, restrictions or easements affecting the Property. If the Survey discloses any such encroachment or violation or any exceptions to title or matters indicating possible rights of third parties, other than the Permitted Title Exceptions, Seller shall have thirty (30) days from the date of delivery thereof to have all such encroachments, violations and unpermitted exceptions removed, at Seller's sole cost and expense, from the Survey and from the Title Commitment by the Title Insurer, if shown on the Title Commitment, so that a revised Survey and Title Commitment can be provided to Purchaser evidencing removal thereof. If Seller fails to have the same removed from the Survey and the Title Commitment within such thirty (30) day period, Purchaser may elect, on or before the Closing Date, to (i) terminate this Agreement, in which event the Deposit shall forthwith be returned to Purchaser, or (ii) accept the Property subject only to those encroachments, violations and unpermitted exceptions as Seller is unable to have removed. If Purchaser fails to make such election, Purchaser shall be deemed to have elected to terminate this Agreement in accordance with (i) above. If the survey is dated more than ninety (90) days prior to the Closing Date, Seller shall cause the preparer of the Survey to recertify the Survey to Purchaser, the Title Insurer and such other parties as Purchaser shall designate, dated within ninety (90) days prior to the Closing Date, disclosing no changes or additions to the Property since the first date of the Survey.

                                    ARTICLE 6
                          TITLE COMMITMENT AND SEARCHES

      6.1 TITLE COMMITMENT. No later than ten (10) days following the Effective Date, Seller shall deliver to Purchaser a copy its most recent previously issued title policy covering the Property. Purchaser shall order the Title Commitment, at its sole cost and expense. The title insurance policy issued pursuant to the Title Commitment shall be issuable at the minimum promulgated rate allowed by applicable state law or if there is not a minimum promulgated rate at a negotiated rate which is competitive in the applicable local market. Purchaser shall have Ten (10) days from receipt of the Commitment to notify Seller in writing of any objections to the title. If the Title Commitment discloses exceptions to title other than the Permitted Title Exceptions or if Purchaser notifies Seller of any other objections to title, Seller shall have thirty (30) days from the date of delivery of the Title Commitment to Seller by Purchaser to have all unpermitted exceptions removed from the Title Commitment and to provide evidence of such removal to Purchaser. If Seller fails to have all unpermitted exceptions removed within such thirty
(30) day period, Purchaser may elect, on or before the Closing Date, to (i) terminate this Agreement, in which event the Deposit shall be forthwith returned to Purchaser, or (ii) accept title subject only to those unpermitted exceptions that the Title Company has not removed with the further right with respect to each then unremoved unpermitted exception to deduct from the Purchase Price amounts secured by any unpermitted lien or encumbrance of a definite or ascertainable amount. If Purchaser fails to make such election, Purchaser shall be deemed to have elected to accept the property subject to the unpermitted exceptions. On the Closing Date, Purchaser shall, at Purchaser's sole cost and expense, cause the Title Insurer to issue an owner's title insurance policy or prepaid commitment therefore (herein a "Title Policy") pursuant to and in accordance with the Title Commitment, insuring fee simple title to the Property in VAV, subject only to the Permitted Title Exceptions and such other exceptions as Purchaser may approve pursuant to clause (ii) above or be deemed to have accepted, together with all endorsements required hereby.

                                    ARTICLE 7
            POSSESSION, PRORATIONS AND EXPENSES AND OTHER LIABILITIES

      7.1 POSSESSION. Subject to the rights of tenants in lawful possession of any part of the Property, sole and exclusive possession of the Property shall be with VAV on the Closing Date.

      7.2 PRORATIONS. All delinquent real estate taxes and any special assessments, charges or fees, whether state or local, including any interest or penalty which is a lien or charge against the Property on the Closing Date, whether due in full or in part, shall be charged to Seller and paid in full at Closing, unless Purchaser has agreed to take subject thereto, in which case the Purchase Price shall be reduced by a credit for such amount. Current real estate taxes shall be prorated as of the Closing Date by obtaining the average of a proration of the current real estate taxes on the due date basis and the fiscal year basis, it being agreed that such taxes are paid in arrears.

      7.3 EXPENSES. Purchaser shall be responsible for the payment of all transfer taxes, if any, along with any costs required to clear title exceptions other than permitted title exceptions. Purchaser shall be responsible for the payment of all other closing costs, including without limitation, all costs of the Survey, all title insurance premiums and its closing agent. Purchaser shall be responsible for the payment of all recording fees (other than those incurred by Seller in removing, releasing or insuring over any unpermitted title exceptions) and all deed and money escrow fees. Except as otherwise provided herein, the fees and expenses of Seller's designated representatives, accountants and attorneys shall be borne by Seller, and the fees and expenses of Purchaser's designated representatives, accountants and attorneys shall be borne by Purchaser.

      7.4 MAINTENANCE ESCROW. Under the terms of the Lease, VAV as Lessor is required to maintain a Funded Maintenance Account from which to pay all operating expenses and replacements for the property. On the closing date any amounts in such account will be added to the Purchase Price. Any amounts required to be contributed to such account after the closing date shall be the sole responsibility of VAV and Seller shall have no responsibility therefor.

      7.5 LIABILITIES. All liabilities of VAV shall be fully paid and discharged as of the date of Closing. Seller shall have fully paid all construction costs associated with the construction of the building and shall have obtained lien waivers and indemnities from the General Contractor and all subcontractors, materialmen, suppliers and any other person or entity with which VAV contracted during the construction of the OPC. Seller shall have fully disclosed all contingent liabilities and claims or potential claims that have been made and to the best of Seller's and VAV's knowledge may be made against Seller and/or VAV as of the Closing Date. Seller shall indemnify and hold Purchaser and VAV harmless from and against any and all loss damage or liability they may sustain as a result of any such contingent liabilities, claims and potential claims that have been made and to the best of Seller's and VAV's knowledge may be made against Seller and/or VAV to the extent not disclosed to Purchaser in writing prior to the closing. Seller, Purchaser and VAV shall cooperate in the settlement of any such claims relating to the period prior to Closing regardless of when such claims are made. After closing, Purchaser shall indemnify and hold Seller harmless from and against any and all loss, damage or liability it may sustain as a result of claims made against Seller or VAV following the date of closing to the extent the claims arise after the closing or arise prior to closing but were disclosed in writing by Seller to Purchaser prior to closing.

                                    ARTICLE 8
                         AFFIRMATIVE COVENANTS TO SELLER

      8.1 MAINTENANCE OF THE PROPERTY. From and after the Effective Date through and including the Closing Date, Seller shall insure that VAV, at its expense, will construct the building and improvements to the Property in a good and workmanlike manner in accordance with plans and specifications and with the terms of the Lease and other agreement(s) between VAV and the U.S. Veterans Administration for the construction of a VA Out Patient Clinic upon the property, maintain the Property free from waste and neglect and shall keep and perform or cause to be kept and performed all obligations of the Property owner or its agents under the Lease and all applicable laws and will promptly remedy, at its sole cost and expense, any violation, notice of which shall have been issued by any governmental authority having or claiming jurisdiction. Seller shall have until the latter to occur of (i) thirty (30) days after Seller receives notice of the violation, or
(ii) the Closing Date to remedy such violation, and if necessary, the Closing Date shall be extended to the end of said thirty (30) day period.

      8.2 TRANSACTIONS AND ENCUMBRANCES AFFECTING THE PROPERTY. From and after the Effective Date through and including the Closing Date, Seller will direct that VAV shall not do, suffer or permit, or agree to do, any of the following:

      (a) enter into any transaction out of the ordinary course of business which will diminish or otherwise affect Purchaser's interest under this Agreement or in or to the Property or which will prevent Seller's full performance of its obligations hereunder; or

      (b) sell, lease, encumber or grant any interest in the Property or in any other asset owned by it or any part thereof in any form or manner whatsoever or otherwise perform or permit any act which will diminish or otherwise affect Purchaser's interest under this Agreement or in or to the Property or which will prevent Seller's full performance of its obligations hereunder. Provided, however, nothing contained herein shall be deemed to prohibit Seller from taking any action with regard to the property that does not involve a sale, lease or other transfer or encumbrance of the Property.

      8.3 PURCHASER'S ACCESS TO THE PROPERTY. Upon consent of the Tenant obtained by Seller shall permit representatives, agents, employees, contractors, appraisers, architects and engineers designated by Purchaser reasonable access to, and entry upon, the Property to examine, inspect, measure and test the Property for the purposes set forth in Article 12.1(a) hereof and for all other reasonable purposes. Purchaser shall indemnify and hold Seller harmless from any loss, cost, damage (including crop damage, if any), liability or expense (including reasonable attorneys fees and litigation expenses) caused by the activities of Purchaser or Purchaser's agents or employees under this Article
8.3. Seller shall promptly notify Purchaser in writing of any occurrence, after discovery by Seller, which Seller believes would give rise to a claim under this indemnity. If Purchaser fails to close this transaction through no fault of Seller, Purchaser shall repair, in a commercially reasonable manner, any damage to the Property caused by the activities of Purchaser, Purchaser's agents or employees under this Article 8.3.

      8.4 SELLER'S DELIVERY OF MATERIALS. Within (10) days following the Effective Date, Seller shall deliver to Purchaser true, correct and complete copies of the documents Seller may reasonably request in writing to assist it in its inspection of the property which may include but are not limited to the documents listed in Exhibit E and F attached hereto and by this reference made a part hereof.

      8.5 INSURANCE. Seller will insure that VAV shall keep in full force and effect through the Closing Date all insurance currently in effect with respect to the Property.

      8.6 VAV. Seller will take no action which will adversely affect the legal existence or good standing of VAV under the laws of the state of Indiana or its authorization to do business in Louisiana.

                                    ARTICLE 9

                               REPRESENTATIONS AND
                      WARRANTIES OF AND INDEMNITY BY SELLER

      9.1 REPRESENTATIONS AND WARRANTIES OF SELLER. To induce Purchaser to execute, deliver and perform this Agreement and without regard to any independent investigations made by Purchaser, Seller represents and warrants to Purchaser on and as of the Effective Date and as of the Closing Date as follows.

      (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Seller appearing in the other Articles and Sections of this Agreement are, to the best of Seller's knowledge, true and correct as of the date hereof and shall be true and correct as of the date of closing.

      (b) TITLE. VAV owns the Property in fee simple, free of any liens, claims or encumbrances other than the Permitted Title Exceptions.

      (c) DOCUMENT. The information included in the documents to be delivered to Purchaser pursuant to Articles 4.3 and 8.4 shall, to the best of Seller's knowledge, be true, correct and complete in all material respects, and the same shall not, to the best of Seller's knowledge, omit any material information require to make the submission thereof fair and complete.

      (d) RECAPTURE AGREEMENTS. There are no obligations in connection with the Property or any so called "recapture agreement" involving refund for sewer extension, over sizing utility lines, lighting or like expense or charge for work or services done upon or relating to the Property which will bind Purchaser or the Property from and after the Closing Date.

      (e) ROADWORK. There is no agreement or undertaking or bond with any governmental agency respecting construction or any roadway improvements, including any acceleration or deceleration lanes, access or street lightings.

      (f) DONATIONS. There are no donations or payments to or for schools, parks, fire departments or any other public entity or facilities which are required to be made by any owner of the Property.

      (g) PRORATIONS. The information to be furnished by Seller on which the computation of prorations is based shall be true, correct and complete in all respects.

      (h) POSSESSION. Except for VAV and its Tenants, there are no persons in possession or occupancy of the Property or any part thereof, nor are there any persons who have possessory rights in respect to the Property or any part thereof.

      (i) AUTHORIZATION. Seller has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Seller pursuant hereto, and all required action and approvals therefor have been duly taken and obtained. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller's behalf and to bind Seller thereto. This Agreement and all documents to be executed pursuant hereto by Seller are and shall be binding upon and enforceable against Seller in accordance with their respective terms, and the transaction contemplated hereby will not result in a breach of, or constitute a default or permit acceleration of maturity under, any indenture, mortgage, deed of trust, loan agreement or other agreement to which Seller or the Property is subject or by which Seller or the Property is bound.

      (j) LITIGATION . There are no known claims, causes of action or other litigation or proceedings pending or, to the best of Seller's knowledge, threatened in respect to the ownership, operation or environmental condition of the Property or any part thereof (including disputes with mortgagees, governmental authorities, utility companies, contractors, adjoining land owners or suppliers of goods or services), or against VAV or Seller except for claims which are fully insured and as to which the insurer has accepted defense without reservation.

      (k) VIOLATIONS . There are no known violations of any health, safety, pollution, environmental, zoning or other laws, ordinances, rules or regulations with respect to the Property or any other activities of VAV, which have not been heretofore entirely corrected.

      (l) CONDEMNATION/ZONING. There is no known existing, pending or, to the best of Seller's knowledge, contemplated, threatened or anticipated (i) condemnation of any part of the Property, (ii) widening, change of grade or limitation on use of streets, road or highways abutting the Property, (iii) special tax or assessment or back tax due to abatement, exemption deferment or special classification to be levied against the Property, (iv) change in the zoning classification of the Property, or (v) change in the tax assessment of the Property.

      (m) ACCESS. The Property has legal access to and from all adjoining public streets, roads and highways, and there is not pending or threatened action which would impair such access.

      (n) MATERIAL CHANGES. There are no facts or circumstances not disclosed to Purchaser of which Seller has knowledge and which have or could have a material adverse effect upon the Property or VAV or which will diminish or otherwise affect Purchaser's interest under this Agreement or in or to the Property or which will prevent Seller's full performance of its obligations hereunder. Seller agrees to notify Purchaser immediately of such facts or circumstances if Seller becomes aware of the same.

      (o) OPERATION. VAV will continue to operate the Property until closing in an efficient and businesslike manner and will not increase rent, terminate any leases, accept any surrenders of lease, or enter into any new agreements or leases in respect of the real estate without prior written consent of the Purchaser, which shall not be unreasonably withheld.

      (p) CANCELLABILITY OF CONTRACTS. All contracts other than the Lease affecting the Property including, but not being limited to, employment contracts, maintenance and service contracts, superintendent's contracts and property management contracts can be cancelled on not more than ninety (90) days notice, without penalty, except those which have been disclosed in writing to Purchaser.

      (q) SECURITY DEPOSITS. VAV holds no security deposits other than those set forth on the Rent Schedules provided to the Purchaser by the Seller.

      (r) LEASES. That as of this date, there is one (1) valid, executed lease dated August 7, 2002 (the "Lease") by and between VAV, as landlord, and United States of America (Department of Veterans Affairs (U.S. Government), as tenant ("Tenant") on the subject Property; that the Lease has not been modified except as disclosed herein; that neither VAV nor Tenant is in default under the terms and conditions of the Lease; and that there are no parties in possession of any part of said Property as lessees, tenants at sufferance, or trespassers, except those parties identified in one of the valid leases hereinabove referenced.

      (s) LIEN FREE TRANSFER. That Seller's membership interest in VAV to be sold hereunder shall be transferred to Purchaser at the time of closing free and clear of all liens, encumbrances, charges and adverse claims, contractual or otherwise. Furthermore, the mortgages liens or other encumbrances affecting the property shall be satisfied at closing from the purchase price.

      (t) BOOKS AND RECORDS. That all books, records and documents, and any and all other documents examined and to be examined by Purchaser or its representatives related to VAV, the Property or any other aspect of this transaction are to the knowledge of Seller true, accurate, genuine and in all respects what they purport to be and that to the knowledge of the Seller such books, records, and documents have not omitted any material facts, the absence of which would constitute a material omission or misrepresentation.

      (u) RENTALS. That no rentals have been paid by any Tenant for periods of more than thirty (30) days in advance; that there presently exists no default by Landlord or any Tenant under the terms of any tenancy or lease; and that no Tenant has any claims or offsets against any rentals due under the terms of any tenancy or lease.

      (v) IMPROVEMENTS. That all improvements, repairs, soil borings, tests or other construction ("Improvements") will be completed in a good and workmanlike manner in accordance with the plans and specifications and that VAV shall have paid for all of the Improvements prior to the time of closing. At the closing, Seller shall obtain from the Contractor Full Unconditional Waivers of Lien with respect to the improvements and shall provide them to Purchaser.

      (w) COMPLETION OF BUILDING. The building (the "Out Patient Clinic") has or will as of the date of Closing be completed, a Certificate of Occupancy and all other permits required for occupancy shall have been issued and the building shall be occupied by Tenant.

      (x) INSURANCE. That VAV currently maintains adequate and sufficient insurance coverage for loss and damage to the real and personal property to be purchased and sold under this Agreement. Seller shall require that VAV continue to maintain all such insurance coverage during the interim period between the date of Seller's acceptance of this Agreement and the date of closing.

      (y) SINGLE PURPOSE ENTITY. Seller is a single purpose entity formed for the purpose of the constructions, ownership, leasing and management of the OPC. Seller owns no other assets and has no liabilities except as disclosed to Purchaser during the Inspection Period.

      (z) CONTRACTS. Seller has not entered into any contracts or agreements except as disclosed to Purchaser.

      (aa) FINANCIAL. Seller's financial statements accurately reflect the financial condition of VAV.

      (bb) PAYMENT OF FINANCIAL OBLIGATIONS. All financial obligations between Seller and VAV will be fully settled and discharged as of the date of Closing.

      (cc) NO CLAIMS. There are no claims of any kind pending against Seller which could have a material adverse effect on the operations of or become a lien upon the membership interests in VAV or on the Property.

      (dd) NO OTHER PROPERTY. VAV owns no property except the Property and personal property used in connection with the Property.

      (ee) OBLIGATIONS DUE TO VAV. There are no obligations due from third parties to VAV except as related to the Property and disclosed to Purchaser as a part of the Inspection Materials.

      (ff) TAXES. All federal state and local taxes payable by or chargeable to VAV have been paid. As of the date of Closing there will be no accrued but unpaid tax liability of VAV. VAV has filed all returns required by law to be filed through date of Closing

      9.2 SELLER'S COVENANT. Seller shall notify Purchaser immediately if Seller becomes aware of any transaction or occurrence prior to the Closing Date which would make any of the representations or warranties of Seller contained in
Article 8.2(a)(b) untrue in any material respect.

                                   ARTICLE 10
                              ENVIRONMENTAL MATTERS

      10.1 ENVIRONMENTAL DEFINITIONS. The term "Hazardous Materials" shall mean any substance, material, waste, gas or particular matter which is regulated by any local governmental authority, the State of Louisiana, or the United States Government, including, but not limited to, any material or substance which is
(i) defined as a "hazardous waste", "hazardous material", "hazardous substance", "extremely hazardous waste", or "restricted hazardous waste" under any provision of Louisiana law, (ii) petroleum, (iii) asbestos, (iv) polychlorinated biphenyl,
(v) radioactive material, (vi) designated as a "hazardous substance" pursuant to 311 of the Federal Pollution Control Act (the

Clean Water Act), 33 U.S.C. 1251 et seq. (33 U.S.C. 1321), (vii)defined as a "hazardous waste" pursuant to 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6903), or (viii) defined as a "hazardous substance" pursuant to Article of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601). The term "Environmental Laws" shall mean all statutes specifically described in the foregoing sentence and all federal, state, and local environmental health and safety statutes, ordinances, codes, rules, regulations, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Materials.

      10.2 ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES. Seller and VAV represent and warrants that, to the best of their knowledge: (i) neither the Property nor any part thereof is in breach of any Environmental Laws; (ii) no part of the Property has ever been used as a landfill, dump, toxic or waste disposal site or storage area; (iii) there are no underground storage tanks at the Property, or, with respect to removed tanks, at the time of removal, any contaminated soil was removed; and (iv) the Property is free of any Hazardous Materials that would trigger response or remedial action under any Environmental Laws or any existing common law theory based on nuisance or strict liability. If any such representation is in any manner inaccurate or any such Warranty is in any manner breached (collectively, a "Breach"), and if such Breach gives rise to or results in liability (including, but not limited to, a response action, remedial action or removal action) under any Environmental Laws or any existing common law theory based on nuisance or strict liability, or causes a significant effect on public health, Seller shall direct VAV to promptly take, at its sole cost and expense, any and all remedial and removal action as required by law to clean up the Property, mitigate exposure to liability arising from, and keep the Property free of any lien imposed pursuant to, any Environmental Laws as a result of such Breach.

      10.3 NO NOTICES. Except as otherwise disclosed to Purchaser in writing, Neither Seller nor VAV has received no notice that the Property or any part thereof is located within an area that has been designated by the Federal Emergency Management Agency, the Army Corps of Engineers or any other governmental body as located in a "wetlands" area or a conservation area.

                                   ARTICLE 11
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      11.1 REPRESENTATIONS AND WARRANTIES OF PURCHASER. To induce Seller to execute, deliver and perform this Agreement, Purchaser hereby represents and warrants to Seller on and as of the Effective Date and on and as of the Closing Date as follows:

      (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Purchaser appearing in the other Articles and Sections of this Agreement are true and correct.

      (b) AUTHORIZATION. Purchaser has full capacity, right, power, and authority to execute, deliver and perform this Agreement and all documents to be executed by Purchaser pursuant hereto, and all required actions and approvals therefor have been duly taken and obtained. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser's behalf and to bind Purchaser thereto. This Agreement and all documents to be executed pursuant hereto by

Purchaser are and shall be binding upon and enforceable against Purchaser in accordance with their respective terms.

      (c) Purchaser has a commitment from a lending institution or sufficient funds on hand to pay the purchase price and all costs associated with its inspection of the property and closing of the sale.

                                   ARTICLE 12
                      CONDITIONS PRECEDENT AND TERMINATION

      12.1 CONDITIONS PRECEDENT. Purchaser contemplates that upon acquiring the entire equity interest of VAV, VAV will continue to operate the Property and improvements as a V.A. Outpatient Clinic as constructed by VAV together with parking and other appurtenant facilities. Seller acknowledges that the Property may be of no use to Purchaser unless certain conditions precedent to such uses are fulfilled. Consequently, Purchaser's obligations under this Agreement are subject to Purchaser being satisfied, that all of the following Conditions have been fulfilled within the respective time periods set forth below:

      (a)   INSPECTION PERIOD.

            (i) REAL ESTATE. Unless extended by written agreement of Seller and Purchaser, Purchaser shall have a period of thirty (30) days from the Effective Date, unless such date is extended as herein provided, to conduct an inspection of the Property. Provided, however, that in no event shall the Inspection period extend beyond September 5, 2004. Such period shall hereinafter be referred to as the "Inspection Period". During the Inspection Period during normal business hours and after 48 hours notice to Seller or its designated agents, and whatever advanced notice as required under the Lease, Purchaser, or its engineers, architects, building consultants, environmental investigators, or other representatives, at Purchaser's sole cost and expense, may, subject to Tenant's rights under the Lease, inspect and test the Property for the purpose of satisfying Purchaser in its sole and absolute discretion, that the Property and the Leases thereon is acceptable and satisfactory to Purchaser and Tenant, that the Property is suitable for Purchaser's purposes and that the Property meets or exceeds all underwriting, legal and regulatory standards and requirements of Purchaser. Such tests (A) shall be noninvasive, (B) shall be conducted subject to the rights of tenant, (C) insurance acceptable to Seller shall be carried by Purchaser and its agents, (D) shall be conducted during normal business hours, (v) shall be conducted subject to indemnity of Seller by Purchaser acceptable to Seller, and (vi) shall be subject to delivery of copies of all tests conducted during the inspection period to Seller. Purchaser shall comply with all laws, rules and regulations of any governmental authority and obtain all licenses and permits required in connection with such activities. Purchaser agrees to indemnify and hold Seller harmless from and against any property damage or personal injury or claim or lien against the Property resulting from any such access or inspection by Purchaser or its representatives. Such indemnification shall survive the Closing or earlier termination of this Agreement. Purchaser shall also have the right during such Inspection Period to examine and review environmental conditions of the Property, zoning and land use regulations, governmental entitlements, governmental approvals and any restrictions, agreements, obligations and liabilities affecting the Property. If Seller fails to provide any of the documentation in its possession identified in Exhibits E and F hereof on or before the end of the prescribed ten (10) -day period, the Inspection Period will be extended one (1) day for each day or partial day delay in the delivery of such documentation.

            (ii) ENTITY. Unless extended by written agreement of Seller and Purchaser, Purchaser shall have the Inspection Period , unless such date is extended as herein provided, to conduct an investigation of VAV. Such investigation may include but shall not be limited to a review of the materials provided by Seller pursuant to Exhibit E and such other and further investigation and inquiry as Purchaser may deem appropriate. VAV and Seller shall fully cooperate with Purchaser to facilitate the investigation into VAV

            (iii) RIGHT TO TERMINATE. Purchaser shall have the right to terminate this Agreement at any time during the Inspection Period in its sole and absolute discretion for any reason or no reason by giving written notice to Seller on or before the last day of the Inspection Period as extended. If Purchaser timely gives notice of termination under this Section, all obligations of the parties hereunder shall cease and neither party shall have any claim against the other by reason of this Agreement, except with respect to any provision hereof that expressly survives the termination of this Agreement. In the event of such termination, the Deposit shall be returned to the Purchaser. If Purchaser fails to give such written notice of termination on or before the last day of the Inspection Period as extended, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section.

            (iv) RETURN OF INSPECTION MATERIALS. If Purchaser terminates this Agreement in accordance with Article 12.1 (iii) above, Purchaser shall return to Seller all documents provided to Purchaser by Seller, and any copies thereof made by Purchaser and shall provide Seller with copies of all reports, surveys, plans, studies and analysis prepared for Purchaser with respect to the Property. Purchaser agrees that any and all information obtained by it or its agents and representatives with respect to the Property, including without limitation all reports, surveys, plans, studies and analysis prepared for Purchaser with respect to the Property, shall be held by Purchaser in confidence and not released or shared with anyone other than Seller, except for such employees, lenders and professional advisors as are reasonably necessary to allow Purchaser to evaluate the Property. The provisions of this Article 12.1(iv) shall survive the termination of this Agreement.

      (b) COMPLETION OF CONSTRUCTION, OCCUPANCY BY TENANT AND COMMENCEMENT OF RENTAL PAYMENTS. On or before August 1, 2004 (the "Construction Period") Seller shall complete the construction of the Improvements as required under the Lease, in accordance with the plans and specifications and all applicable laws rules and regulations including without limitation all applicable building codes, zoning and land use regulations and the premises shall be occupied by Tenant and the obligations to commence full payment of rent without set off or reduction shall have begun.

      12.2 PURCHASER'S INVESTIGATION AND INSPECTIONS. Any investigation or inspection conducted by Purchaser or any agent or representative of Purchaser pursuant to this Agreement, in order to verify independently Seller's satisfaction of any conditions precedent to Purchaser's obligations hereunder or to determine whether Seller's representations and warranties are true and accurate, shall not affect (or constitute a waiver by Purchaser of) any of Seller's obligations hereunder or Purchaser's reliance thereon.

                                   ARTICLE 13
                                     ESCROW

      13.1 ESCROW. Within three business (3) days after the Effective Date, Purchaser shall place in escrow with Escrowee the Deposit, which shall be retained by Escrowee for the benefit of Seller and Purchaser in accordance with the provisions of this Agreement. Seller and Purchaser further agree to execute any and all directions in a timely fashion that are necessary to cause Escrowee to disburse the Deposit and any and all interest earned on the Deposit as required by any provision of this Agreement and in the following circumstances:

      (a) If Purchaser defaults in its obligations hereunder, after notice and expiration of all applicable cure periods, the Deposit shall be disbursed to Seller;

      (b) If Seller defaults in its obligations hereunder, after notice and expiration of all applicable cure periods, the Deposit shall be disbursed to Purchaser; and

      (c) If Purchaser closes, the Deposit shall be disbursed to Seller at closing as partial payment of the Purchase Price.

The escrow instructions shall be in the form customarily used by the Escrowee with such special provisions added thereto as may be required to conform to the provisions of this Agreement. Said escrow shall be auxiliary to this Agreement, and this Agreement shall not be merged into or in any manner superseded by said escrow.

                                   ARTICLE 14
                                    BROKERAGE

      14.1 BROKERAGE. Seller hereby represents and warrants to Purchaser that Seller has not dealt with any broker or finder with respect to the transaction contemplated hereby except for Joseph Henry Wissman of Wissman Commercial Real Estate and Jeffrey Brant of Brant Companies (jointly "Broker") who shall receive a commission paid by Seller on the Closing Date, provided the transaction contemplated hereby closes. Purchaser hereby represents and warrants to Seller that Purchaser has not dealt with any broker or finder with respect to the transaction contemplated hereby except for Joseph Henry Wissman of Wissman Commercial Real Estate (Purchaser's Broker") who shall receive a fee paid by Seller as set forth above and Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any claim for brokerage commission or finder's fee asserted by any person, firm or corporation claiming to have been engaged by Purchaser.

                                   ARTICLE 15
                                  CONDEMNATION

      15.1 CONDEMNATION. If any portion of the Property is condemned or access thereto is taken prior to the Closing Date and Purchaser reasonably concludes that such taking renders the land remaining unsuitable for the economic development contemplated and Purchaser notifies Seller in writing of such conclusion (stating its reasons) within thirty (30) days after learning of such condemnation action, then this Agreement shall terminate and the Deposit shall be returned to Purchaser. If the Agreement is not terminated pursuant to the preceding sentence, the Purchase Price shall not be affected, it being agreed that if the award is paid prior to the Closing Date of this transaction, such amount shall be held in escrow and delivered to Purchaser at the time of closing; and if the award has not been paid prior to the Closing Date, then at the closing Seller shall assign to Purchaser all of Seller's right, title and interest with respect to such award and shall further execute any other instrument requested by Purchaser to assure that such award is paid to Purchaser.

                                   ARTICLE 16
                                     CLOSING

      16.1 CLOSING. Unless otherwise agreed by the parties, the transaction contemplated hereby shall close at 1:00 p.m. on the Closing Date at the offices of the Escrowee at Baton Rouge, Louisiana. The Closing Date shall be not later than September 10, 2004 subject to prior l satisfaction of the conditions precedent set forth hereon or on such other date, time and place as the parties may mutually agree. Seller and Purchaser agree they each shall not be required to be physically present at closing and that closing may be accomplished by means of an escrow of documents and funds.

      16.2 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE. If any of the conditions set forth in this Article 16.2 are not satisfied, Purchaser, by written notice delivered to Seller on or before the Closing may elect to (a) waive such condition and proceed with the Closing, or (b) terminate this Agreement and have the Deposit, together with accrued interest, if any, returned to it.

      (a) The representations and warranties made by Seller in this Agreement being true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date;

      (b) Seller having performed in all material respects all covenants and obligations required by this Agreement to be performed by Seller on or prior to the Closing Date;

      (c) Construction of the VA Out Patient Clinic and all ancillary improvements having been completed in accordance with the Plans and Specifications submitted to Purchaser during the Condition Approval Period and a certificate of Occupancy and all other permits necessary for occupation of the building have been obtained.

      (d) Seller having paid all costs for construction of the OPC and receiving lien waivers and acknowledgment of payment from the general contractor and all subcontractors and materialmen, suppliers and other parties with lien rights.

      (e) Purchaser receiving from Seller and VAV's general contractor an indemnity acceptable to Purchaser's counsel indemnifying Purchaser and VAV from and against any and all claims of third parties including without limitation all subcontractors, materialmen, suppliers, laborers relating to construction of the OPC.

      (f) The Lease has commenced and Tenant's obligations to commence payment of rent without setoff, abatement or reduction has been acknowledged by Tenant and rent has commenced.

      (g) Purchaser receiving at Purchaser's expense, at Closing, an ALTA Owners Extended Coverage Policy of Title Insurance insuring good, clear, record, marketable and fee simple title to the Property in VAV, subject only to the Permitted Exceptions;

      (h) Seller delivering possession of the Property free and clear of all tenants, other than the Tenant.

      (i) Between the expiration of the Inspection Period and the Closing Date, there shall have occurred no material adverse change in the environmental conditions of the Property or to the physical condition of the Property, reasonable wear and tear excepted; provided, however, that the parties acknowledge and agree that certain adverse changes to the physical condition of the Property will be governed by Article 15 and with respect to those changes,
Article 15 will determine whether or not they are grounds for termination of this Agreement.

      (j) The Property shall be subject to the Lease with the Tenant with a term ending not earlier than June 3, 2019 except as otherwise provided in the Lease, including Paragraph 3.20 thereof, and with no right of early termination claim except as provided in Paragraph 3.20 of the Lease ("Solicitation For Offer"), which Lease shall be in effect with rents and other charges being paid by Tenant without reservation.

      (k) Delivery to Purchaser of the following documents and records that are reasonably required and necessary for Purchaser to meet its disclosure obligations as a public company (i) a Letter of Representation and (ii) financial information on the Property for as long as owned or operated by Seller sufficient for Purchaser's auditors, at its expense, to be able to prepare AICPA standard audited financial statements, provided that Purchaser shall promptly notify the Seller in writing prior to the expiration of the Initial Inspection Period of any shortcoming in said reasonably required materials and provided further that the Seller shall not be required to produce any materials that do not already exist; should the financial records prove to be not auditable under the reasonable application of AICPA Standards and Seller fails to furnish the appropriate material, Purchaser shall have the right during the Initial Inspection Period to terminate the Agreement without penalty or liability and the Deposit, together with interest accrued thereon, if any, shall be returned to Purchaser.

      (l) Owner shall deliver to Purchaser at Closing an estoppel certificate, or lease status letter and subordination agreement from Tenant in a form consistent with the Tenant's obligations under the Lease to provide such documents.

      (m) The Building shall be occupied by Tenant under a valid certificate of occupancy and fully compliant with the requirements of the Lease.

      (n) The Property shall be acceptable to and fully occupied by Tenant at the date of Closing.

      (o) Seller shall have caused VAV to file all state and federal tax returns and paid all taxes from the date of it's formation to the date of Closing including without limitation a short year tax return ending as of the Closing date. Such returns may be filed and taxes, interest and penalties, if any, paid after Closing as otherwise provided herein.

      16.3 SELLER'S DEPOSITS. On the Closing Date, Seller shall deliver to the Purchaser in exchange for the payment to Seller of the Purchase Price (plus or minus prorations) the following closing documents:

      (a) A warranty deed, assignment or other instrument of transfer satisfactory to Purchaser and Purchaser's counsel from Seller conveying to Purchaser title to the 100% equity interest in VAV to Purchaser.

      (b) If required by the closing agent, The Foreign Transferor Affidavit in the form of Exhibit D attached hereto;

      (c) ALTA affidavits, if any, as may routinely be required by the title company that relate to possession of the property, encroachments, over property lines and indemnity for lien claims.

      (d) An Affidavit of a duly authorized representative of the Seller confirming:

            (i) That all contractors subcontractors, mechanics, materialmen architects, engineers, consultants and other persons in any way connected with the construction of the VA Out Patient Clinic and all ancillary structures have been paid in full or will be paid in full prior to the Closing Date.

            (ii) That all accounts for labor and material done or installed for, or by VAV are or will be paid for by VAV;

            (iii) That no notice of non-compliance with any municipal by-law or agreement has been received by the Seller prior to closing which has not been corrected except as disclosed by Seller to Buyer during the Inspection period.

            (iv) That as of the date of closing, there are no arrears of rent, taxes, maintenance and any other obligations under the terms of the leases on the part of tenants of the Property, except as may be stated herein, or permitted by the tenant leases or as provided by law.

            (e) An executed copy of the Lease and a notice to the tenants directing all future rental payments to be made to the Purchaser as the Purchaser may direct together with a tenant's estoppel certificate of tenant's statement as Tenant is required to provide pursuant to the Lease and this Agreement.

            (f) Seller's statement that all goods, chattels, fixtures, and equipment, if any, which are included in the price are or will be, prior to Closing, fully paid by VAV for and not subject to any claims and that all tenancies are in good standing without any claim or set-off against VAV.

            (g) A schedule updating the rent roll and setting forth all arrears in rent and prepayments.

            (h) To the extent they are in VAV's possession, and not posted on the premises, certificates, licenses, permits, authorizations and approvals issued for or with respect to the premises by governmental and quasi-governmental authorities having jurisdiction.

            (i) Seller shall be fully responsible for and shall indemnify and hold Purchaser harmless with respect to all operations of VAV's business from the property prior to Closing Date which indemnification shall include, but not be limited to, all suits, actions, damages and claims which may be asserted or threatened against the Purchaser from and after the Closing Date, but which shall have arisen out of operations prior to and including the Closing Date.

            Purchaser shall be fully responsible for and shall indemnify and hold Seller harmless with respect to all operations of VAV's business from the Property after the Closing Date which indemnification shall include, but not be limited to, all suits and claims which may be asserted or threatened against the Seller from and after the Closing Date, but which shall have arisen out of operations after the Closing Date as well as for Purchaser's conduct or activity on or with respect to the property prior to the Closing Date.

      16.4 PURCHASER'S DEPOSITS. On the Closing Date, Purchaser shall deliver to the Seller in exchange for Seller's deliveries as aforesaid the following:

      (a) A Closing Statement prepared by Purchaser's closing agent or title company showing the computation of funds payable to Seller;

      (b) The payment of the Purchase Price (as provided in Article 3.1 by Purchaser's check or wire transfer of available funds.

      16.5 APPROVAL OF CLOSING DOCUMENTS. All closing documents to be furnished by Seller or Purchaser pursuant hereto shall be in form, execution and substance reasonably satisfactory to both Purchaser and Seller.

      16.6 CONCURRENT TRANSACTIONS. All documents or other deliveries required to be made by Purchaser or Seller at closing, and all transactions required to be consummated concurrently with closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made and no transactions shall be deemed to have been consummated until all deliveries required by

Purchaser or its designee and Seller shall have been made, and all concurrent and other transactions shall have been consummated.

      16.7 ESCROW FOR PUNCH LIST ITEMS. The Parties hereto acknowledge that certain Punch List items may remain to be completed after the Closing Date. Tenant has retained from funds otherwise payable to Seller the sum of $50,000 as of August 2, 2004 and perhaps other sums arising from work that has been requested as additional work under the Lease ("Punch List Escrow"). At Closing, Seller shall provide Purchaser a complete list of all Punch List items that have not been completed. Such list shall include an estimate of the cost of completion of such Punch List items. Seller shall be entitled to receive, after the closing, all sums held in escrow by the Tenant once the Tenant approves the satisfactory completion of the punch list items. Purchaser shall be bound by the approval of Tenant under the Lease as evidence of satisfactory completion of punch list items. If the cost to complete and pay for such Punch List items exceeds the Punch List Escrow, Seller shall deposit with Escrow Agent an amount equal to the amount of such deficit (the "Supplemental Escrow"). Upon completion of the Punch List Items, Seller shall provide to Purchaser proof of completion of such Punch List items and payment therefore, satisfactory to Purchaser and shall provide full, final and unconditional lien waivers from the general contractor and all subcontractors. Upon verification of satisfactory completion of the Punch List items and payment therefore, Purchaser shall release the funds held in the Supplemental Escrow. Seller hereby agrees to indemnify and hold Purchaser harmless from and against and all claims, actions or causes of action of tenant related to non-completion or unsatisfactory completion of the Punch List Items and all claims of the general contractor or subcontractors related to the completion of the Punch List items.

      16.8 UNCOLLECTED ITEMS, The Parties acknowledge that Seller is entitled to payment of certain amounts from Tenant. Such payment may occur after the Closing Date. The collection of these amounts shall remain the responsibility of Seller and VAV shall assign all rights to such amounts to Seller. Seller represents and warrants that all work to which the Uncollected Items relate, except unpaid rent, have been completed and accepted by Tenant except to the extent that such items are included in the Punch List items defined above. Seller shall indemnify and hold Purchaser harmless from and against any and all claims, demands, actions and causes of action arising from or in any way connected with the collection of such amounts or the work performed by Seller and/or VAV for which such payment is due including the Punch List items. Such amounts are as follows:

      (a) Amounts due for validly executed change orders approved by Tenant and performed by VAV.

      (b)   Schedule B Items.

      (c)   Rent due to the Closing Date but unpaid.

      16.9 ESCROW FOR POST CLOSING ADJUSTMENTS. The Parties agree and acknowledge that except as otherwise provided herein, Purchaser is not assuming any liabilities of VAV as a part of this transaction. Seller has represented that at Closing, VAV will be the owner of the Department of Veteran's Affairs Satellite Outpatient Clinic, all construction will be completed, all cost of construction will have been paid and VAV will have no liabilities or obligations except the Lease and those liabilities that arise from the ownership of the property except to the extent those liabilities may have been accepted in this agreement by Seller. As of the date of this Agreement, Purchaser has not had the opportunity to verify the assets, liabilities and contingent obligations of VAV. It is hereby agreed, that if during the Inspection Period, it is determined that there are liabilities of VAV, either fixed or contingent, that will not be discharged on or before the date of Closing and have not been accepted by Purchaser herein or disclosed to Purchaser in writing by Seller, the parties will, in good faith, agree to withhold from the Purchase Price an amount sufficient to discharge such liabilities as same become due and payable to the extent those liabilities do not exceed the sum of $25,000.

      16.10 CASH ACCOUNTS. As of the closing date, all cash assets in VAV shall become the property of Seller and disbursed to Seller on the closing date, unless withdrawn by Seller prior to the closing date.

                                   ARTICLE 17
                                     DEFAULT

      17.1 DEFAULT BY PURCHASER. In the event this transaction fails to close as a result of a material default by Purchaser of any of Purchaser's obligations under this Agreement and such failure to close continues for a period of fifteen
(15) days after Seller notifies Purchaser in writing of such event (the "Purchaser Cure Period"), Seller's sole and exclusive remedy for such failure to close as a result of such material default shall be the right to cancel and terminate this Agreement by giving Purchaser written notice of cancellation within ten (10) days after the expiration of the Purchaser Cure Period and the right, upon cancellation, to obtain the Deposit, from Escrowee. This Agreement shall terminate upon such written notice of cancellation unless (i) Purchaser cures the default within the Purchaser Cure Period or (ii) Seller waives the default, in which event Seller and Purchaser shall proceed to close this transaction. Upon such termination, each party shall be released from all duties or obligations contained herein and Escrowee shall immediately pay the Deposit, to Seller as liquidated damages, it being understood and agreed that Seller is hereby releasing and/or waiving any right it might have to either specifically enforce this Agreement or sue for damages. This liquidated damage provision has been agreed to in view of the difficulty in ascertaining Seller's actual damages because of the uncertainties of the real estate market and fluctuating property values and the difference of opinion with respect to such matters.

      17.2 DEFAULT BY SELLER. In the event this transaction fails to close as a result of a material default by Seller of any of Seller's obligations under this Agreement and such failure to close continues for a period of fifteen (15) days after Purchaser notifies Seller in writing of such event (the "Seller Cure Period"), Purchaser's sole and exclusive remedy for such failure to close as a result of such material default shall be the right to cancel and terminate this Agreement by giving Seller written notice of cancellation within ten (10) days after the expiration of the Seller Cure Period and the right, upon cancellation, to obtain the Deposit, from Escrowee. This Agreement shall terminate upon such written notice of cancellation unless (i) Seller cures the default within the Seller Cure Period or (ii) Purchaser waives the default, in which event Purchaser and Seller shall proceed to close this transaction with an appropriate adjustment of the Purchase Price to reflect the impact of the uncured defect on the value of the Property. Upon such termination, each party shall be released from all duties or obligations contained herein and Escrowee shall immediately pay the Deposit, to

Purchaser as liquidated damages, it being understood and agreed that Purchaser is hereby releasing and/or waiving any right it might have to either specifically enforce this Agreement or sue for damages. This liquidated damage provision has been agreed to in view of the difficulty in ascertaining Purchaser's actual damages because of the uncertainties of the real estate market and fluctuating property values and the difference of opinion with respect to such matters.

      (b)

                                   ARTICLE 18
                                     NOTICES

      18.1 NOTICES. Any notice, request, demand, instruction or other document to be given or served hereunder or under any document or instrument executed pursuant hereto shall be in writing and shall be delivered personally with a receipt requested therefor or sent by a recognized overnight courier service or by United States registered or certified mail, return receipt requested, postage prepaid and addressed to the parties at their respective addresses set forth below, and the same shall be effective (a) upon receipt or refusal if delivered personally; (b) one (1) business day after depositing with such an overnight courier service; or (c) two (2) business days after deposit in the mails if mailed. A party may change its address for receipt of notices by service of a notice of such change in accordance herewith. Notwithstanding the foregoing, written notice give by fax shall be effective on transmission so long as such transmission is followed by delivery by non electronic means as herein provided.

            If to Purchaser:          Government Properties Trust, Inc.
                                      Attn: Thomas D. Peschio
                                      10250 Regency Circle
                                      Omaha, Nebraska 68114
                                      Telephone:  (402) 391-0010 Ext. 201
                                      Fax  (402) 391-4144
                                      tpeschio@gptrust.com

            With a copy to:           Warren R. Whitted, Jr.
                                      Lieben, Whitted, Houghton,
                                      Slowiaczek and Cavanagh, P.C., L.L.O
                                      2027 Dodge Street
                                      Omaha, Nebraska 68102
                                      Telephone: (402) 344-4000
                                      Fax: (402) 344-3006
                                      wwhitted@liebenlaw.com

            If to Seller:             Attn: William J. Brant, Jr.
                                      VA Venture Baton Rouge, L.L.C.
                                      1947 Woodlawn Ave.
                                      Griffith, IN 46319
                                      Telephone: (219) 838-2300

                                      Fax: (219) 838-5218

            With a copy to:           David M. Cohn, Esq.
                                      The Cohn Law Firm
                                      9035 Bluebonnet Blvd., Suite 3
                                      Baton Rouge, LA 70810
                                      Telephone: (225) 769-0858
                                      Fax: (225) 769-1016

                                   ARTICLE 19
                    ENTIRE AGREEMENT, AMENDMENTS AND WAIVERS

      19.1 ENTIRE AGREEMENT, AMENDMENTS AND WAIVERS. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and all previous negotiations and understandings between Seller and Purchaser or their respective agents and employees with respect to the transaction set forth herein are merged in this Agreement. Further, this Agreement may not be amended, modified or discharged nor may any of its terms be waived except by an instrument in writing signed by the party to be bound thereby.

                                   ARTICLE 20
                               FURTHER ASSURANCES

      20.1 FURTHER ASSURANCES. The parties each agree to do, execute, acknowledge and deliver all such further acts, instruments and assurances and to take all such further action before or after the closing as shall be necessary or desirable to fully carry out this Agreement and to fully consummate and effect the transactions contemplated hereby.

                                   ARTICLE 21
                              SURVIVAL AND BENEFIT

      21.1 SURVIVAL AND BENEFIT. All representations, warranties, agreements, indemnifications and obligations of the parties shall, notwithstanding any investigation made by any party hereto, survive the closing and the same shall inure to the benefit of and be binding upon the respective successors and assigns of the parties for the full duration of the statute of limitations applicable thereto. The obligations of the parties to return or deliver or cause to be returned or delivered the Deposit, shall survive any termination of this Agreement.

                                   ARTICLE 22
                     NO THIRD PARTY BENEFITS AND ASSIGNMENT

      22.1 NO THIRD PARTY BENEFITS AND ASSIGNMENT. This Agreement is for the sole and exclusive benefit of the parties hereto and their respective successors and assigns, and no third party is intended to or shall have any rights hereunder. Neither party shall be allowed to assign any right or obligation hereunder without the written consent of the other.

                                   ARTICLE 23

                                 INTERPRETATION

         23.1     INTERPRETATION.

      (a) The headings and captions herein are inserted for convenient reference only and the same shall not limit or construe the paragraphs or sections to which they apply or otherwise affect the interpretation hereof.

      (b) The terms "hereby," "hereof," "herein," "hereunder" and any similar terms shall refer to this Agreement, and the term "hereafter" shall mean after, and the term "heretofore" shall mean before the Effective Date.

      (c) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words importing the singular number shall mean and include the plural number and vice versa.

      (d) Words importing persons shall include firms, associations, partnerships (including limited partnerships), trusts, corporations and other legal entities, including public bodies, as well as natural persons.

      (e) The terms "include," "including" and similar terms shall be construed as if followed by the phrase "without being limited to."

      (f) This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      (g) Whenever under the terms of this Agreement the time for performance of a covenant or condition falls on a Saturday, Sunday or legal holiday, such time for performance shall be extended to the next business day; otherwise all references herein to "days" shall mean calendar days.

      (h) This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

      (i)   Time is of the essence of this Agreement.

      (j) For the purposes of this Agreement, the phrases "to the best of Seller's knowledge," "to Seller's knowledge" and similar phrases shall imply a reasonable investigation by Seller and its agents.

      (k) This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

                                   ARTICLE 24
                         STATE AND FEDERAL INCOME TAXES

      24.1 FOREIGN SELLER AFFIDAVIT. Pursuant to 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code"), and if required by the closing agent, Seller agrees to deliver to Purchaser, at or prior to the Closing Date, a certification in the form of Exhibit D attached hereto and made a part hereof, executed by Seller and otherwise in form and substance reasonably satisfactory to Purchaser and as required by the Code.

      24.2 DISCLOSURE TO INTERNAL REVENUE SERVICE. Each of Seller and Purchaser agree to cooperate fully with the other in completing of filing any disclosure documents or in otherwise satisfying any disclosure requirements of the Code.

                                   ARTICLE 25
                        DISCREPANCY IN LEGAL DESCRIPTION

      25.1 DISCREPANCY IN LEGAL DESCRIPTION. The parties intend that the Property which is owned by VAV includes all of the real property and all interest held by VAV therein. Accordingly, if prior to the Closing Date, it appears that the legal description of the Property set forth on Exhibit A does not include or correctly describe all such real property or interests therein or appurtenances thereto owned by VAV applicable to the OPC, the legal description of the Property shall be modified, at the Seller's sole cost and expense, to correctly describe the same.

                                   ARTICLE 26
                                 CONFIDENTIALITY

      26.1 CONFIDENTIALITY. Neither of the parties hereto shall disclose the existence of this Agreement or any of the terms and provisions hereof without the prior written approval of the other, and both parties shall use all reasonable efforts to keep the details of the transaction contemplated hereby strictly confidential.

                                   ARTICLE 27
                             EXPENSE OF ENFORCEMENT

      27.1 ENFORCEMENT. If either party brings an action at law or in equity to enforce or interpret this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorney's fees and court costs and expert witness fees for all stages of litigation, including, but not limited to, appellate proceedings, in addition to any other remedy granted.

                                   ARTICLE 28
                                 EFFECTIVE DATE

      28.1 EFFECTIVE DATE. The Effective Date of this Agreement shall be the date of the last party's execution; provided, however, that if the last party does not execute this Agreement and deliver a fully executed counterpart of the same to the first signing party within seven (7) days after the first party's execution date, then the offer or commitment to be bound hereby by the first executing party shall automatically be revoked and withdrawn, whereupon neither party shall be bound hereto.

                                   ARTICLE 29
                              ASSIGNMENT OF LEASES

      29.1 ASSIGNMENT OF LEASES. Since Purchaser is acquiring the entity, there will be no assignment and assumption of the Lease. Seller hereby indemnifies and holds Purchaser harmless from any claims, actions or causes of action, including reasonable attorney fees arising under the Lease which arise prior to the Closing Date regardless of when the claim therefore is made unless Purchaser was made aware of the claims by Seller in writing prior to the closing date. Purchaser hereby indemnifies and holds Seller harmless from and against any and all claims, actions or causes of action including reasonable attorney fees arising under the Lease from and after the Closing Date regardless of when such claim is made.

                                   ARTICLE 30
                               PERSONAL PROPERTY

      30.1 PERSONAL PROPERTY. All equipment, fixtures, furniture, appliances, and supplies owned by VAV and kept on or used by VAV on the Property for purposes of maintaining and operating the Property, including but not limited to, lawn mowers, snow blowers, garden tractors, tools, vacuum cleaners, light bulbs, and such other supplies and maintenance equipment and other personal property as is currently used by VAV in the care and maintenance of the Property, shall remain owned by VAV as part of the consideration for the Purchase Price set forth in this Agreement. Seller shall provide a list of all such items, to Purchaser at the time of closing.

                                   ARTICLE 31
                          ASSIGNMENT OF CONTRACT RIGHTS

      31.1 ASSIGNMENT OF CONTRACT RIGHTS. Purchaser shall not be obligated to assume any existing contracts, policies, or agreements, except as specifically agreed to by Purchaser in this Agreement. Purchaser agrees to indemnify and hold harmless Seller from any liability under any such contracts or agreements assumed after the effective date of such assignment.

            To the extent not owned by VAV but owned by Seller, Seller shall transfer and assign to VAV at the time of closing, any and all claims, guarantees, warranties, indemnifications, and any other rights which it may have against any suppliers, tenants, laborers, materialmen or subcontractors, arising out of or in connection with, but not limited to, the purchase, installation, construction, and maintenance of any improvements, fixtures and/or personal property on or about the real and personal property to be purchased and sold pursuant to this Agreement.

                                   ARTICLE 32
                                ESTOPPEL LETTERS

      32.1 Estoppel Letters. Within ten (10) days prior to the time of closing, Seller shall use its best efforts to obtain and submit to Purchaser, a Tenant's letter as provided by the Lease. The Tenant's letters shall reveal the absence of any defaults in any of the leases or tenancies for the Property, either by VAV or tenant.

                                   ARTICLE 33
                          ALLOCATION OF PURCHASE PRICE

      33.1 ALLOCATION OF PURCHASE PRICE. The allocation of the purchase price between all of the assets to be purchased and sold hereunder shall be determined by reasonable and customary accounting methods unless otherwise allocated in writing between the parties.

                                   ARTICLE 34
                                 TAX COOPERATION

      34.1 TAX COOPERATION. The parties acknowledge that there are tax issues that will require their cooperation to satisfy applicable governmental requirements. The parties hereby agree to cooperate in compliance with applicable tax law rule and regulations resulting from the closing of this transaction.

      IN WITNESS WHEREOF, the Purchaser and Seller have caused this Agreement to be executed by their duly authorized representatives, intending to be legally bound by the provisions herein contained.

WITNESSES:                                 "PURCHASER"

                                           GOVERNMENT PROPERTIES TRUST, INC.

 /s/ D. Gary Marron                        By:   /s/ Thomas D. Peschio
-----------------------------------           --------------------------------
                                                 Thomas D. Peschio
  Director - Asset Management                    Its: President/CEO

Date of Execution: August 10, 2004

                                           "SELLER"
                                           WILLIAM J. BRANT, JR. AND
                                           ASSOCIATES, A LIMITED PARTNERSHIP

  /s/ Kathy A. Kralik                      By:   Edwill, LLC
-----------------------------------                Its: General Partner

  /s/ Georgene S. Trippel
-----------------------------------

                                           By:   /s/ William J. Brant
                                                 -----------------------------
                                                   William J. Brant
                                                   Its managing member

Date of Execution: August 10, 2004